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                                                                    EXHIBIT 99.1
                         LA JOLLA PHARMACEUTICAL COMPANY
                     REPORTS SECOND QUARTER AND YEAR-TO-DATE
                             2005 FINANCIAL RESULTS

SAN DIEGO, AUGUST 4, 2005 -- La Jolla Pharmaceutical Company (Nasdaq: LJPC) reported a net loss for the second quarter ended June 30, 2005 of $6.3 million, or $0.08 per share (on 73.9 million weighted average shares), compared to a net loss of $8.4 million, or $0.14 per share (on 61.2 million weighted average shares), for the second quarter of 2004. The net loss for the six months ended June 30, 2005 was $15.4 million, or $0.21 per share (on 71.7 million weighted average shares), compared to a net loss of $16.7 million, or $0.29 per share (on
58.0 million weighted average shares), for the same period in 2004.

Total operating expenses decreased to $6.4 million for the three months ended June 30, 2005 from $8.5 million for the same period in 2004 primarily due to the cost savings related to the termination of 60 employees in connection with the March 2005 restructuring. Total operating expenses decreased to $15.7 million for the six months ended June 30, 2005 from $16.8 million for the same period in 2004. The reduction was primarily due to a decrease in expenses related to the purchase of raw materials for the production of Riquent(R), the Company's drug candidate for lupus kidney disease, partially offset by both the cost of termination benefits, mainly severance, of approximately $1.5 million in connection with the March 2005 restructuring and an increase in expenses associated with the clinical benefit trial of Riquent, which was initiated in August 2004.

Research and development expenses decreased to $5.2 million for the three months ended June 30, 2005 from $6.8 million for the same period in 2004 primarily due to the cost savings related to the March 2005 restructuring. Also contributing to the decrease was the decrease in the purchase of raw materials offset by an increase in clinical trial related expenses as noted above.

Research and development expenses decreased to $12.5 million for the six months ended June 30, 2005 from $13.6 million for the same period in 2004 primarily due to the decrease in the purchase of raw materials noted above. This decrease was partially offset by the cost of termination benefits, mainly severance, of approximately $1.0 million recorded in connection with the March 2005 restructuring and the increase in clinical trial related expenses discussed above.

Cash, cash equivalents and short-term investments as of June 30, 2005 were $21.8 million compared to $23.1 million as of December 31, 2004. On February 2, 2005, the Company sold 12,250,000 shares of its common stock in a public offering for net proceeds, after expenses, of approximately $15.8 million.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million


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people in the United States and Europe. The Company is developing Riquent for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also in the early stage of developing small molecules to treat various other autoimmune and inflammatory conditions. The Company's common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although we are seeking additional funds from the sale of securities or a collaborative partner to support the development of Riquent (abetimus sodium) and our small molecule inflammation program, we cannot guarantee that we will be successful in obtaining any additional funds or establishing any collaborative agreements or that the terms of any potential agreements will be on favorable terms or result in the payment of significant funds to us. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus ("lupus") and any other drug candidate that we may develop, including the results of any trials that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to the secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories, and will likely be reviewed as part of the Riquent approval process. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trial, or may not approve our drugs. Our ability to develop and sell our products in the future may also be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: our clear need for additional financing or a collaborative agreement; obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary FDA inspections; the increase in capacity of our manufacturing capabilities for possible


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commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

                                       ##


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LA JOLLA PHARMACEUTICAL COMPANY
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (IN THOUSANDS EXCEPT PER SHARE DATA)


SUMMARY OF OPERATIONS
                                            THREE MONTHS ENDED          SIX MONTHS ENDED
                                                 JUNE 30,                   JUNE 30,
                                               (UNAUDITED)                (UNAUDITED)
                                           2005          2004           2005         2004
                                         ----------------------      ----------------------
Research and development expenses        $  5,182      $  6,811      $ 12,530      $ 13,612
General and administrative expenses         1,235         1,654         3,143         3,172
                                         --------      --------      --------      --------
    Total expenses                          6,417         8,465        15,673        16,784
                                         --------      --------      --------      --------
Loss from operations                       (6,417)       (8,465)      (15,673)      (16,784)
Interest income, net                          163            97           277            41
                                         --------      --------      --------      --------
Net loss                                 $ (6,254)     $ (8,368)     $(15,396)     $(16,743)
                                         ========      ========      ========      ========
Basic and diluted net loss per share     $  (0.08)     $  (0.14)     $  (0.21)     $  (0.29)

Shares used in computing basic and
diluted net loss per share                 73,905        61,213        71,667        58,035

BALANCE SHEET INFORMATION
                                                                   JUNE 30,       DECEMBER 31,
                                                                     2005            2004
                                                                 (UNAUDITED)
                                                                 ------------     ------------
ASSETS
Cash, cash equivalents, and short-term investments
                                                                 $     21,792     $     23,065
Other assets                                                            9,164            9,961
                                                                 ------------     ------------
     Total assets                                                $     30,956     $     33,026
                                                                 ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                                                      $      4,334     $      7,025

Stockholders' equity                                                   26,622           26,001
                                                                 ------------     ------------
     Total liabilities and stockholders' equity                  $     30,956     $     33,026
                                                                 ============     ============